Exhibit 99.1

    The Middleby Corporation Reports Record Third Quarter Results

    ELGIN, Ill.--(BUSINESS WIRE)--Nov. 6, 2006--The Middleby Corporation (NASDAQ:MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported record net sales and earnings for the third quarter ended September 30, 2006. Net earnings for the third quarter were $12,177,000 or $1.48 per share on net sales of $103,239,000 as compared to the prior year third quarter net earnings of $9,628,000 or $1.19 per share on net sales of $80,937,000. Net earnings for the nine months ended September 30, 2006 were $31,318,000 or $3.79 per share on net sales of $304,837,000 as compared to net earnings of $24,945,000 or $3.09 per share on net sales of $239,738,000 in the prior year nine month period.

    Third Quarter Financial Highlights

    -- Net sales rose 27.6% in the third quarter. The net sales increase in the third quarter reflects the impact of acquisitions, which accounted for 20.3% of sales growth for the quarter. Excluding acquisitions, sales rose 7.3% in the third quarter, resulting from new product sales and continued growth in restaurant chain business.

    -- Operating income increased by 29.1% to $21,021,000 from $16,284,000, reflecting the benefit of increased sales. As a percentage of sales, operating income increased to 20.4% from 20.1% in the prior year, reflecting the impact of increased operating leverage on higher sales levels. Operating margins also improved from 19.3% in the second quarter of 2006 reflecting continued improvements in profitability resulting from integration initiatives associated with the Alkar RapidPak business unit acquired in December 2005.

    -- The company began expensing stock options during the first quarter of 2006 as a result of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 123r: "Accounting for Stock Based Compensation", resulting in an increase to general and administrative expenses of $238,000 during the third quarter and a reduction to net earnings of $168,000 or $0.02 per share. No such expense was recorded in the third quarter of 2005.

    -- Interest expense increased to $1,618,000 in the third quarter as compared to $1,579,000 in the prior year quarter as increased interest rates offset the favorable impact of reduced debt levels.

    -- The 2005 and 2006 third quarters both reflect a benefit from favorable adjustments to tax reserves associated with closed tax periods. The 2006 third quarter reflected a tax benefit of $350,000 or $0.04 per share as compared to a tax benefit of $722,000 or $0.09 per share in the third quarter of 2005.

    -- Operating cash flows were utilized to reduce total debt by $12,115,000 during the third quarter to $97,229,000 as compared to $109,344,000 at the end of the second quarter of 2006 and $121,595,000 at the beginning of the year. The net reduction in debt is inclusive of approximately $8.6 million of debt incurred to fund the acquisition of Houno, which was completed during the third quarter of 2006.

    Mr. Selim A. Bassoul Chairman and Chief Executive Officer said, "We were very pleased with the results of the third quarter. We continued to make progress at our newly acquired Alkar Rapidpak business unit, which contributed favorably to the quarter. In addition, each of our brands also realized sales growth during the quarter, resulting from increased business with restaurant chains and the benefit of new product introductions. As we move into 2007, we remain excited about the pipeline of new products focused on speed of cooking, energy savings, and automation."

    Mr. Bassoul further commented, "We continue to address the rising costs of steel and other materials, through supply chain initiatives and other operating improvements. Despite the unfavorable impact of increased material costs, we realized gross margin expansion across the company. This margin improvement was offset by the impact of lower gross margins at the recent acquisitions, which continue to improve as integration initiatives are realized."

    Mr. Bassoul concluded, "We are also very excited about the acquisition of Houno A/S announced during the quarter. The acquisition enables Middleby to further advance its cooking technologies and expand its product offerings in the growing combi-oven market, a market which exceeds $400 million worldwide. Houno has revenues of approximately $10 million concentrated in Denmark, Sweden and the United Kingdom. Houno's products are known for their advanced control systems, self cleaning capabilities and unique design. Combined with Middleby's resources, we will be able to market Houno's products to a larger audience."

    Conference Call

    A conference call will be held at 11:00 a.m. Eastern time on Tuesday, November 7 and can be accessed by dialing (800) 367-5339 and providing conference code 1389461 or through the investor relations section of The Middleby Corporation website at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling (800) 642-1687 and providing code 1389461. A transcript of the call will also be posted to the company's website.

    Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include volatility in earnings resulting from goodwill impairment losses; variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; protection of trademarks, copyrights and other intellectual property; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

    The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for cooking and food preparation in commercial restaurants, institutional kitchens and food processing operations throughout the world. The company's leading equipment brands include Alkar(R), Blodgett(R), Blodgett Combi(R), Blodgett Range(R), CTX(R), Houno(R), MagiKitch'n(R), Middleby Marshall(R), Nu-Vu(R), Pitco Frialator(R), RapidPak(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace. Middleby's international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.

    For further information about Middleby, visit www.middleby.com.


                       THE MIDDLEBY CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
----------------------------------------------------------------------
           (Amounts in 000's, Except Per Share Information)
                             (Unaudited)


                              Three Months Ended    Nine Months Ended
                              3rd Qtr,  3rd Qtr,   3rd Qtr,  3rd Qtr,
                                 2006      2005       2006      2005
                              --------- ---------  --------- ---------
Net sales                     $103,239   $80,937   $304,837  $239,738
Cost of sales                   62,664    48,461    187,011   147,604
                              --------- ---------  --------- ---------

    Gross profit                40,575    32,476    117,826    92,134

Selling & distribution expense  10,009     8,710     30,901    25,663
General & administrative
 expense                         9,545     7,482     30,477    21,847
                              --------- ---------  --------- ---------

    Income from operations      21,021    16,284     56,448    44,624

Interest expense and deferred
 financing amortization, net     1,618     1,579      5,445     5,063
Other expense (income), net        (37)      312         35        47
                              --------- ---------  --------- ---------

    Earnings before income
     taxes                      19,440    14,393     50,968    39,514

Provision for income taxes       7,263     4,765     19,650    14,569
                              --------- ---------  --------- ---------

    Net earnings               $12,177    $9,628    $31,318   $24,945
                              ========= =========  ========= =========


Net earnings per share:

    Basic                        $1.59     $1.28      $4.11     $3.33
                              ========= =========  ========= =========

    Diluted                      $1.48     $1.19      $3.79     $3.09
                              ========= =========  ========= =========

Weighted average number
 shares:

    Basic                        7,645     7,516      7,629     7,499
                              ========= =========  ========= =========

    Diluted                      8,248     8,110      8,257     8,060
                              ========= =========  ========= =========



                       THE MIDDLEBY CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
----------------------------------------------------------------------
                          (Amounts in 000's)
                             (Unaudited)


                                          Sep. 30, 2006  Dec. 31, 2005
                                          -------------  -------------
 ASSETS

Cash and cash equivalents                       $3,025         $3,908
Accounts receivable, net                        52,611         38,552
Inventories, net                                46,507         40,989
Other current assets                             4,673          4,513
Prepaid taxes                                       --          3,354
Deferred tax assets                             10,013         10,319
                                          -------------  -------------
    Total current assets                       116,829        101,635

Property, plant and equipment, net              28,346         25,331

Goodwill                                       100,102         98,757
Other intangibles                               35,767         35,498
Other assets                                     2,418          2,697
                                          -------------  -------------

    Total assets                              $283,462       $263,918
                                          =============  =============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt           $16,704        $13,780
Accounts payable                                18,749         17,576
Accrued expenses                                67,463         62,689
                                          -------------  -------------
    Total current liabilities                  102,916         94,045

Long-term debt                                  80,525        107,815
Long-term deferred tax liability                10,372          8,207
Other non-current liabilities                    6,467          5,351

Shareholders' equity                            83,182         48,500
                                          -------------  -------------

    Total liabilities and shareholders'
     equity                                   $283,462       $263,918
                                          =============  =============

    CONTACT: The Middleby Corporation
             Darcy Bretz, Investor and Public Relations, 847-429-7756 or
             Timothy FitzGerald, Chief Financial Officer, 847-429-7744